Exhibit 99

Contact:    David W. Sharp
(713-361-2630)

For immediate release

Horizon Offshore Names Charles O. Buckner as Director; Phil D. Wedemeyer resigns from Board to accept position with PCAOB.

Houston, Texas (December 3, 2003)--Horizon Offshore, Inc. (NASDAQ: HOFF) today announced that Charles O. Buckner was elected to the board of directors of the Houston-based marine construction company in order to fill the vacancy created by the resignation of Phil D. Wedemeyer from the board. Mr. Buckner's term will expire at the annual meeting in 2006.

Mr. Buckner retired from Ernst & Young LLP in 2002 after thirty-five years of service in a variety of direct client services and administrative roles. Mr. Buckner's client service roles included accounting and audit related services as coordinating partner for numerous clients in the energy and oil field service sectors. Among Mr. Buckner's administrative duties were co-chairmanship of Ernst & Young's Global Energy group, and chairmanship of the United States, Houston and Russian energy, chemical and utility practices. Mr. Buckner also has extensive experience in formulating technical accounting policy and practice statements, and has participated in establishing SEC, AICPA and FASB audit and accounting standards.

"Horizon will benefit from Charles' financial expertise and administrative skills," said J. Louis Frank, Chairman of the Board of Horizon. "We look forward to Charles' participation on our Board."

Mr. Wedemeyer stepped down from the Board due to his acceptance of a position with the Public Company Accounting Oversight Board (PCAOB). The PCAOB is a private sector, non-profit corporation, created by the Sarbanes-Oxley Act of 2002, to oversee the auditors of public companies in order to protect the interests of investors and further the public interest in the preparation of informative, fair, and independent audit reports.

"Mr. Wedemeyer's contribution to Horizon during his tenure as a Board member was outstanding. His selection for service on the PCAOB speaks well of him both personally and professionally, and we wish him well," said Mr. Frank.

Horizon Offshore provides marine construction services to the offshore oil and gas industry. The Company's fleet is used to perform a wide range of marine construction activities, including installation of marine pipelines to transport oil and gas from newly installed production platforms and other subsea production systems, and the installation and abandonment of production platforms.

This press release contains certain forward-looking statements within the meaning of the Private Securities Reform Act of 1995, which involve known and unknown risk, uncertainties and other factors. Among the factors that could cause actual results to differ materially are: Pemex's approval of claims and the outcome of related settlement agreements; the company's ability to manage liquidity and financing requirements pending the collection of receivables and claims from Pemex; industry conditions and volatility; prices of oil and gas; the company's ability to obtain and the timing of new projects; changes in competitive factors; and other material factors that are described from time to time in the company's filing with the Securities and Exchange Commission.

Actual events, circumstances, effects and results may be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Consequently, the forward-ooking statements contained herein should not be regarded as representations by Horizon or any other person that the projected outcomes can or will be achieved.

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